Exhibit 99.1

Sphere 3D Reports Fiscal Year 2025 Financial Results

STAMFORD, Connecticut, March 6, 2026 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today reported financial results for its fiscal year ended December 31, 2025.

COMMENTS FROM SPHERE 3D LEADERSHIP

"Over the course of 2025, we took meaningful steps to strengthen Sphere 3D's operational foundation and position the Company for its next phase of growth," said Kurt Kalbfleisch, CEO of Sphere 3D. "Those efforts helped create the framework for the announced merger with Cathedra Bitcoin, which we believe will significantly expand the Company's operational footprint and strategic opportunities heading into 2026."

2025 HIGHLIGHTS AND RECENT EVENTS

• In March 2026, the Company announced a definitive agreement to combine with Cathedra Bitcoin, Inc.

• The Company replaced older generation miners with approximately 2,300 newer generation S21+, S21 XP and S21 Pro miners which improved the average fleet efficiency from 27.1 J/th to below 19.0 J/th.

• The Company entered into a new hosting agreement with North Campbell HostCo LLC, a subsidiary of Cathedra Bitcoin Inc.

• In March 2025, the Company’s new 8MW facility in Iowa was fully energized and certain miners were relocated to the Iowa site from higher cost sites, which reduced operating costs.

BITCOIN ASSET AND VALUE

During 2025, the Company mined 111.6 Bitcoin. As of December 31, 2025, the Company had a self-mined balance of 37.3 Bitcoin.

FISCAL YEAR 2025 FINANCIAL RESULTS

• The Company generated revenue of $11.2 million in fiscal year 2025 compared to $16.6 million in 2024, primarily due to the April 2024 halving event, and the process of removing our older mining equipment and replacing it with newer generation machines.

• Operating costs and expenses for fiscal year 2025 decreased by $4.8 million to $33.2 million, compared to $38.0 million for fiscal year 2024.

• General and administrative expenses, included in operating costs and expenses, for fiscal year 2025 were reduced by approximately 33% to $8.3 million, compared to $12.4 million for fiscal year 2024.

• Investment gain was $0.4 million for fiscal year 2025, compared to investment gain of $9.0 million for fiscal year 2024 due to the sale of the remaining shares of CORZ.

• Other income was $0.1 million for fiscal year 2025, compared to $3.1 million for fiscal year 2024 due to the prior year termination of a hosting agreement.

ABOUT SPHERE 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value. For more information about Sphere 3D, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACT

Investor.relations@sphere3d.com

SPHERE 3D CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share and per share amounts)

	Year Ended
	December 31,
	2025	2024
Revenues:	(Unaudited)	(Unaudited)
Bitcoin mining revenue	$11,181	$16,608

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown below)	8,554	13,378
General and administrative	8,266	12,445
Depreciation and amortization	6,878	7,113
Impairment of property and equipment	7,185	1,146
Loss on disposal of property and equipment	1,652	3,545
Impairment of other assets	300	1,074
Change in fair value of Bitcoin	345	(682)
Total operating costs and expenses	33,180	38,019
Loss from operations	(21,999)	(21,411)
Other income (expense):
Investment gain	438	8,980
Other income, net	81	3,111
Loss before income taxes	(21,480)	(9,320)
Provision for income taxes	2	150
Net loss	$(21,482)	$(9,470)

Net loss per share:
Basic and diluted	$(7.37)	$(4.78)
Shares used in computing net loss per share:
Basic and diluted	2,914,607	1,980,163

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	December 31,	December 31,
	2025	2024
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$3,707	$5,425
Bitcoin	3,263	1,394
Investment in equity securities	-	7,530
Other current assets	1,707	3,438
Total current assets	8,677	17,787
Property and equipment, net	14,608	21,967
Intangible assets, net	1,610	3,095
Other non-current assets	225	379
Total assets	$25,120	$43,228

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$1,802	$3,895
Temporary equity	18	18
Shareholders' equity	23,300	39,315
Total liabilities, temporary equity, and shareholders' equity	$25,120	$43,228